EXHIBIT 10.3

                                CREDIT AGREEMENT


            THIS CREDIT AGREEMENT, dated as of December 31, 1997, is by and between RIMAGE CORPORATION, a Minnesota corporation ("Rimage"), A/G SYSTEMS, INC., d/b/a DUPLICATION TECHNOLOGY ("Duplication Technology") (Rimage and Duplication Technology are sometimes individually, the "Borrower" and collectively, the "Borrowers"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Lender").

            WHEREAS, the Lender and Rimage previously entered into that certain Second Amended and Restated Credit Agreement and Amendment to Term Note, dated as of March 31, 1997, as amended (as so amended, the "Prior Credit Agreement"); and

            WHEREAS, pursuant to a Security Agreement dated as of March 18, 1994 Duplication Technology has granted to the Lender a security interest in its assets to secure the obligations of Rimage to the Lender; and

            WHEREAS, Rimage and Duplication Technology have requested that the Lender amend certain provisions of the Prior Credit Agreement and the Lender is willing to do so, upon the terms and subject to the conditions of this Credit Agreement;

            NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

            Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings:

            "Advance": As defined in the Supplement.

            "Borrowing Base": As defined in Section 2.5.

            "Borrowing Base Certificate": As defined in Section 2.5.

            "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open for business in Minneapolis, Minnesota.

            "Closing Date": December 31, 1997.

            "Commitments": The Revolving Commitment and the Term Loan
Commitment.

            "Default": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

            "Event of Default": Any event described in Section 7.1.

            "Fixed Charge Coverage Ratio": For any period of determination with respect to the Borrowers on a consolidated basis, the ratio of

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      (a)   Net earnings after taxes plus depreciation and interest less (i) any dividends or other distributions, and (ii) actual expenditures for fixed and capital assets,

            to

      (b) the sum of interest expense and all mandatory principal payments with respect to long term indebtedness (including but not limited to all payments with respect to capitalized lease obligations of the Borrower), in each case determined for said period in accordance with GAAP.

            "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

            "Leverage Ratio": As defined in Section 6.8.

            "Loan Documents": This Agreement, the Notes, and any documents described in Section 3.1(a)(vii).

            "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

            "Notes": The Revolving Note and the Term Note.

            "Person": Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

            "Regulatory Change": Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "Revolving Commitment": The obligation of the Lender to make Advances to the Borrower on the Revolving Loan in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

            "Revolving Commitment Amount": As defined in Section 2.1.

            "Revolving Loan": As defined in Section 2.1.

            "Revolving Maturity Date": As defined in Section 2.1.

            "Revolving Note": As defined in Section 2.3.

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            "Services Group": Those divisions of the Borrowers reflected in the
Borrowers' accounting records as the Services Group division, which operates the business formerly owned and operated by Dunhill Software Services, Inc. plus the operation of duplication services of Duplication Technology.

            "Supplement": The Supplement attached hereto and made a part hereof.

            "Systems Group": Those divisions of the Borrowers reflected in the Borrowers' accounting records as the Systems Group division, which designs, manufactures and sells duplication equipment and CD-R printers.

            "Tangible Net Worth": As defined in Section 6.6.

            "Term Loan": As defined in Section 2.1.

            "Term Loan Commitment": The obligation of the Lender to make a term loan to the Borrower in the Term Loan Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

            "Term Loan Commitment Amount": As defined in Section 2.1.

            "Term Note": As defined in Section 2.3.

            "Total Liabilities": At the time of any determination, the amount of all items of indebtedness of the Borrowers that would constitute "liabilities" for balance sheet purposes in accordance with GAAP.

            Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

            Section 1.3 Other Definitional Terms,Terms of Construction. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including the Supplement, and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full and the Revolving Commitment is terminated.

                                   ARTICLE II

                                TERMS OF LENDING

            Section 2.1 The Commitments. On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrowers:

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                        2.1 (a) Revolving Credit. A revolving loan (the
            "Revolving Loan") to the Borrowers, or either of them, available as Advances as specified in the Supplement at any time and from time to time from the Closing Date to June 30, 1998 (the "Revolving Maturity Date"), during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of revolving Advances shall not at any time exceed $5,000,000 (the "Revolving Commitment Amount"); and provided, further, that no revolving Advance will be made if, after giving effect thereto, the unpaid principal amount of the Revolving Note would exceed the Borrowing Base.

                        2.1 (b) Term Loan. A term loan (the "Term Loan") from
            the Lender to the Borrowers on the Closing Date in the amount of $1,650,000 (the "Term Loan Commitment Amount").

                        2.1(c) Joint and Several Obligations. The obligations of
            each Borrower hereunder and under the Notes and any other documents executed by it in connection with loans made under this Agreement shall be joint and several; provided, that each Borrower hereunder shall be unconditionally and irrevocably obligated hereunder to pay when due (i) all unpaid advances, the proceeds of which shall have been received directly or indirectly by such Borrower, and all accrued and unpaid interest thereon, and fees and other amounts related thereto, and (ii) all unpaid advances, the proceeds of which shall not have been received directly or indirectly by such Borrower, and all accrued and unpaid interest thereon and fees and other amounts related thereto; provided, further, that in no event shall the amount payable by any such Borrower under clause (ii) above exceed an aggregate amount equal to the largest amount that would not render such Borrower's obligations under such clause (ii) subject to avoidance under Section 548 of the United States Bankruptcy Code or any applicable provision of comparable state law.

            Section 2.2 Procedure for Advances on the Revolving Loan. Any request by a Borrower for an Advance on the Revolving Loan shall be in writing, or by telephone. Each request for an Advance shall be irrevocable and shall be deemed a representation by the Borrowers that on the requested Advance date and after giving effect to such Advance the applicable conditions specified in
Article III have been and will continue be satisfied. The Supplement specifies time limits for any request for an Advance and the information that must be included in such request. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to a Borrower at the Lender's office in Edina, Minnesota in immediately available funds not later than 3:00 p.m. (Minneapolis time) on the requested Advance date the amount of the requested Advance.

            Section 2.3 The Notes. The Advances on the Revolving Loan shall be evidenced by a single promissory note (the "Revolving Note"), substantially in the form of Exhibit 2.3 (a) hereto, in the amount of the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by a promissory note (the "Term Note"), substantially in the form of Exhibit 2.3 (b) hereto, in an amount equal to the Term Loan Commitment Amount. The Lender shall enter in its ledgers and records the payments made on the Term Loan and Advances made and the payments made thereon, and the Lender is authorized by the Borrowers to enter on schedules attached to the Notes a record of such Advances and repayments.

            Section 2.4 Interest. The Supplement sets forth the terms of the interest rates applicable to Advances on the Revolving Loan and the Term Loan under this Agreement.

            Section 2.5 Borrowing Base and Mandatory Prepayment. The Borrowing Base shall be equal to the sum of (1) the lesser of (w) 30% of the lower of wholesale cost or replacement cost of Eligible Systems Group Inventory or (x) $800,000, plus (2) the lesser of (y) 50% of the lower of wholesale cost or replacement cost of Eligible Services Group Inventory or (z) $600,000, plus (3) 70% of

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the face value of Eligible Systems Group Receivables, plus (4) 75% of the face value of Eligible Services Group Receivables. "Eligible Systems Group Inventory", "Eligible Services Group Inventory", "Eligible Services Group Receivables" and "Eligible Systems Group Receivables" are defined on Schedule 1 hereto. The Borrower shall deliver to the Lender borrowing base certificates in a form satisfactory to the Lender (a "Borrowing Base Certificate") (i) dated as of the last day of each month, within 30 days after the end of each month and
(ii) dated as of the date the Lender requests such a Certificate within 10 days of the Lender's request for the certificate. Each such Certificate shall state the amount of the Borrowing Base as of the end of the previous month or the date of the Lender's request, as appropriate. Any limitations on Advances or required prepayments relating to the Borrowing Base shall be based on the latest Borrowing Base Certificate the Borrower shall have delivered to the Lender. If the principal balance of the Revolving Note at any time exceeds the Borrowing Base, the Borrower shall immediately prepay the Revolving Note by the amount of that excess.

            Section 2.6 Repayment and Prepayment.

                        2.6(a) Repayment of the Revolving Note. Principal of the
            Revolving Note shall be payable in full on the Revolving Maturity Date. Terms governing prepayment of the Revolving Note are set forth in the Supplement.

                        2.6(b) Repayment of the Term Note. Principal of the Term
            Note is payable as provided in the Term Note. Terms governing prepayment of the Term Note are set forth in the Supplement.

            Section 2.7 Optional Reduction of Revolving Commitment Amount or Termination of Commitment. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Lender, reduce the Revolving Commitment Amount, with any such reduction in a minimum amount of $100,000, or, if more, in an integral multiple of $100,000; provided, however, the Borrower may not at any time reduce the Revolving Commitment Amount below the then unpaid principal balance of the Revolving Note. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Lender, terminate the Revolving Commitment in its entirety.

            Section 2.8 Intentionally Omitted.

            Section 2.9 Computation. Interest on the Notes shall be computed on the basis of actual days elapsed and a year of 360 days.

            Section 2.10 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Lender's capital or the capital of its parent corporation (by an amount the Lender deems material) as a consequence of the Commitments and/or the Advances to a level below that which the Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account the Lender's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within five days after written notice and demand from the Lender, pay to the Lender additional amounts sufficient to compensate the Lender or its parent corporation for such reduction. Any determination by the Lender under this Section and any certificate as to the amount of such reduction given to the Borrowers by the Lender shall be final, conclusive and binding for all purposes, absent error.

            Section 2.11 Use of Proceeds. The proceeds of the initial Revolving Advance shall be used first for refinancing any amount outstanding on the revolving loan under the Prior Credit Agreement. Any remaining balance of the initial Revolving Advance and the proceeds of any subsequent Revolving Advance shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement. The proceeds of the Term Loan

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shall be used for refinancing the outstanding principal balance of the Term Note as defined in the Prior Credit Agreement.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

            Section 3.1 Conditions of Initial Revolving Advance and Term Loan. The obligation of the Lender to make the initial Advance on the Revolving Loan and the Term Loan hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

                        3.1(a) Documents. The Lender shall have received the
            following:

                                    (i) The Notes executed by a duly authorized
                        officer (or officers) of the Borrowers and dated the Closing Date.

                                    (ii) A copy of the corporate resolutions of
                        the Borrowers authorizing the execution, delivery and performance of this Agreement and the Notes and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrowers authorized to execute this Agreement and the Notes, certified as of the Closing Date by the Secretary or an Assistant Secretary of each Borrower.

                                    (iii) A copy of the Articles of
                        Incorporation of the Borrowers with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 30 days prior to the Closing Date (or a certificate of the Secretary of each Borrower certifying that the Articles of Incorporation of each Borrower have not changed since the same were last certified to the Lender.

                                    (iv) A certificate of good standing for each
                        Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.

                                    (v) A copy of the bylaws of each Borrower,
                        certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower or a certificate of such Secretary certifying that the bylaws of each Borrower have not changed since the same were last certified to the Lender.

                                    (vi) An initial Borrowing Base Certificate
                        in a form satisfactory to the Lender.

                                    (vii) A Security Agreement (each a "Security
                        Agreement") in form and substance satisfactory to the Lender and duly executed by each Borrower.

                                    (vii) A Reaffirmation of Security Agreement
                        from Rimage Europe, GmbH. in form and substance satisfactory to the Lender.

                        3.1(b) Other Matters. All organizational and legal
            proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.

                        3.1(c) Fees and Expenses. The Lender shall have received
            all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

                        3.1(d) Perfection. The Security Agreements (or financing
            statements with respect thereto) shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender.

            Section 3.2 Conditions Precedent to all Advances. The Lender shall not have any obligation to make the Term Loan or any Advance on the Revolving Loan (including Advances after the initial Advance) hereunder unless all representations and warranties of the Borrowers made in this Agreement remain true and correct and no Default or Event of Default exists.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            Each Borrower represents and warrants to the Lender:

            Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations hereunder and thereunder. This Agreement and the Notes have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrowers. The execution and delivery of this Agreement and the Notes will not violate a Borrower's Articles of Incorporation or bylaws or any law applicable to the Borrowers. No governmental consent or exemption is required in connection with each Borrower's execution and delivery of this Agreement and the Notes.

            Section 4.2 Financial Statements and No Material Adverse Change. Rimage's audited financial statements as at December 31, 1996 and the Borrowers' unaudited financial statements as at September 30, 1997, as heretofore furnished to the Lender, have been prepared in accordance with GAAP. The Borrowers have no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrowers since the dates of such financial statements.

            Section 4.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting a Borrower which, if determined adversely to a Borrower, would have, a material adverse effect on the condition of a Borrower. The Borrowers are not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on a Borrower.

            Section 4.4 Taxes. Each Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrowers).

            Section 4.5 Subsidiaries. Rimage has no active subsidiaries except Duplication Technology and Rimage Europe GmbH.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

            Until the Revolving Commitment shall have expired or been terminated and the Notes and all of the Borrowers' other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

            Section 5.1 Financial Statements and Reports. The Borrowers will furnish to the Lender:

                        5.1(a) As soon as available and in any event within 120
            days after the end of each fiscal year of the Borrowers, consolidated financial statements of the Borrowers consisting of at least statements of income, cash flow and changes in stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Lender with computations showing whether the Borrowers are in compliance with all financial covenants of this Agreement.

                        5.1(b) As soon as available and in any event within 45
            days after the end of each month, unaudited consolidated and consolidating financial statements for the Borrowers for such month and for the period from the beginning of such fiscal year to the end of such month, substantially similar to the annual audited statements.

                        5.1(c) As soon as practicable and in any event within 60
            days after the end of each fiscal quarter, a copy of the Borrowers' 10Q quarterly report as filed with the Securities Exchange Commission.

                        5.1(d) Immediately upon any officer of the Borrower
            becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

                        5.1(e) As soon as practicable and in any event within 45
            days after the end of each month, a covenant compliance certificate in the form supplied by the Lender, with covenant calculation detail certified by the Chief Financial Officer or other responsible of the Borrowers.

                        5.1(f) As soon as practicable and in any event within 30
            days after the end of each month, a Borrowing Base Certificate together with an accounts receivable summary (detailing ineligibles), in form and substance satisfactory to the Lender.

                        5.1(g) As soon as practicable and in any event within 30
            days after the end of each calendar quarter an accounts receivable detail in form and substance satisfactory to the Lender.

                        5.1(h) From time to time, such other information
            regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

            Section 5.2 Corporate Existence. Each Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability.

            Section 5.3 Insurance. The Borrowers will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

            Section 5.4 Payment of Taxes and Claims. Each Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

            Section 5.5 Inspection. Each Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrowers, to examine and to make copies of the books of accounts and other financial records of the Borrowers, and to discuss the affairs, finances and accounts of the Borrowers with its officers at such reasonable times and intervals as the Lender may designate. The Borrowers shall also allow the Lender and its agents to conduct periodic collateral audits of each Borrower's accounts and inventory at such intervals as the Lender may choose, and the Borrowers shall pay the Lender's costs of such audits.

            Section 5.6 Maintenance of Properties. Each Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

            Section 5.7 Books and Records. Each Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

            Section 5.8 Compliance. Each Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

            Section 5.9 Notice of Litigation. Each Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting a Borrower in which the damages claimed exceed $25,000.

            Section 5.10 Plans. Each Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

            Section 5.11 Systems Group and Services Group. The Borrowers will maintain complete and accurate books and records relating to the Systems Group and its business and properties, will continue to account for the business and properties of the Systems Group on a separate basis in the same manner as used as of the Closing Date, and will not transfer or reclassify or otherwise change its accounting methods regarding items relevant to the Borrowing Base and will permit the Lender to inspect the Borrowers' books and records and to audit or inspect the properties of the Systems Group on the same basis as all other books, records and properties of the Borrowers. The Borrowers will maintain complete and accurate books and records relating to the Services Group and its business and properties, will continue to account for the business and properties of the Services Group on a separate basis in the same manner as used as of the Closing Date, and will not transfer or reclassify or otherwise change its accounting methods regarding items relevant to the Borrowing Base and will permit the

Lender to inspect the Borrowers' books and records and to audit or inspect the properties of the Services Group on the same basis as all other books, records and properties of the Borrower.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

            Until the Revolving Commitment shall have expired or been terminated and the Notes and all of the Borrowers' other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

            Section 6.1 Merger. Each Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that Duplication Technology may be merged into Rimage.

            Section 6.2 Sale of Assets. Each Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

            Section 6.3 Indebtedness. Each Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for the Term Loan and Advances under this Agreement and except as listed on Schedule 6.3.

            Section 6.4 Liens. Each Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:

                        6.4(a) Liens granted to the Lender.

                        6.4(b) Liens existing on the date of this Agreement and
            disclosed on Schedule 6.4(b) hereto.

                        6.4(c) Deposits or pledges to secure payment of workers'
            compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

                        6.4(d) Liens for taxes, fees, assessments and
            governmental charges not delinquent.

                        6.4(e) Liens of carriers, warehousemen, mechanics and
            materialmen, and other like Liens arising in the ordinary course of business, for sums not due.

                        6.4(f) Liens incurred or deposits or pledges made or
            given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

                        6.4(g) Encumbrances in the nature of zoning
            restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

            Section 6.5 Contingent Obligations. Each Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person.

            Section 6.6 Tangible Net Worth. The Borrowers will not permit their Tangible Net Worth (the excess of their assets, excluding intangible assets, over their liabilities, each on a consolidated basis) at any time to be less than (a) $3,800,000 as of December 31, 1997, (b) $4,000,000 as of March 31,
1998, (c) $4,300,000 as of June 30, 1998, (d) $4,800,000 as of September 30,
1998, and (e) $5,800,000 on and after December 31, 1998.

            Section 6.7 Current Ratio. The Borrowers will not permit the ratio of their current assets to their current liabilities on a consolidated basis to be less than 1.15 to 1 at the end of any fiscal quarter.

            Section 6.8 Leverage Ratio. The Borrowers will not permit their Leverage Ratio (the ratio of their Total Liabilities to their Tangible Net Worth, each on a consolidated basis) to be more than 3.25 to 1 at any time through December 30, 1998 and more than 2.25 to 1 on December 31, 1998 and at any time thereafter.

            Section 6.9 Fixed Charge Coverage Ratio. The Borrowers will not permit their Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date to be less than 1.4 to 1.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

            Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

                        7.1(a) The Borrowers shall fail to make when due,
            whether by acceleration or otherwise, any payment of principal of or interest on the Notes or any other obligations of any Borrower to the Lender pursuant to this Agreement.

                        7.1(b) Any representation or warranty made by or on
            behalf of a Borrower in this Agreement or by or on behalf of a Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

                        7.1(c) The Borrowers shall fail to comply with Sections
            5.2 or 5.3 or any Section of Article VI.

                        7.1(d) The Borrowers shall fail to comply with any other
            agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

                        7.1(e) A Borrower shall become insolvent or shall
            generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for a Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or a Borrower shall make an assignment for the benefit of creditors.

                        7.1(f) Any bankruptcy, reorganization, debt arrangement
            or other proceedings under any bankruptcy or insolvency law shall be instituted by or against a Borrower and, if instituted against a Borrower, shall have been consented to or acquiesced in by such Borrower or shall remain undismissed for 60 days, or an order for relief shall have been entered against a Borrower.

                        7.1(g) Any dissolution or liquidation proceeding shall
            be instituted by or against a Borrower and, if instituted against a Borrower, shall be consented to or acquiesced in by such Borrower or shall remain for 45 days undismissed.

                        7.1(h) A judgment or judgments for the payment of money
            in excess of the sum of $50,000 in the aggregate shall be rendered against a Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 90 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

                        7.1(i) The maturity of any material indebtedness of a
            Borrower (other than indebtedness under this Agreement) shall be accelerated, or a Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness of a Borrower shall be deemed "material" if it exceeds $50,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

                        7.1(j) Any execution or attachment shall be issued
            whereby any substantial part of the property of a Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

                        7.1(k) Any default shall occur under any other Loan
            Document.

            Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to the Borrower, the Revolving Commitment shall automatically terminate and the Notes and all other obligations of the Borrowers to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Revolving Commitment terminated, whereupon the Commitment shall terminate, and
(ii) declare the Notes and all other obligations of the Borrowers to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Notes and any related agreements and under any applicable law.

            Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrowers to the Lender against all deposits and credits of a Borrower with, and any and all claims of a Borrower against, the Lender.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

            Section 8.2 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Notes. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.

            Section 8.3 Waivers, etc. No failure on the part of the Lender or the holder of either Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

            Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof or the Supplement shall be deemed to have been given only when received by the Lender.

            Section 8.5 Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign their rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Revolving Commitment and the Term Loan and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrowers in the Lender's possession to any prospective buyer or participant.

            Section 8.6 Waiver of Certain Defenses. The obligations of each Borrower hereunder are absolute, unconditional, complete and continuing and shall not be released, in whole or in part, by any action or thing which might, but for this provision, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations hereunder. No notice of the Obligations or of any renewal or extension thereof need be given to a Borrower and none of the foregoing acts shall release any Borrower from liability hereunder. Each Borrower hereby expressly waives (a) demand of payment, presentment, protest, notice of dishonor, nonpayment or nonperformance on any and all forms of the Obligations;
(b) notice of acceptance of the Notes and notice of any liability to which it may apply; (c) all other notices and demands of any kind and description relating to the Obligations now or hereafter provided for by any agreement, statute, law, rule or regulation; and (d) any and all defenses of any other Borrower pertaining to the

Obligations except for the defense of discharge by payment. No Borrower shall be exonerated with respect to its liabilities under the Notes or this Agreement by any act or thing except irrevocable payment and performance of the Obligations.

            The Lender is expressly authorized to amend, modify, extend or supplement the Notes, any note or other instrument evidencing the Obligations or any part thereof and any other agreement with respect to the Obligations, waive compliance by a Borrower or any other Person with the respective terms thereof and settle or compromise any of the Obligations without notice to any other Borrower and without in any manner affecting the absolute liabilities of any other Borrower hereunder. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Lender to realize upon any of the Obligations of any Borrower to the Lender. No act or omission of the Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the any other Borrower hereunder.

            Each Borrower hereby waives any and all right to cause a marshalling of the assets of any Borrower or any other action by any court or other governmental body with respect thereto and further waives any and all requirements that the Lender institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, any Borrower hereunder. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.

            Notwithstanding any payment or payments made by a Borrower hereunder or any setoff or application of funds of a Borrower by the Lender, no Borrower shall be entitled to be subrogated to any of the rights of the Lender against another Borrower or right of offset held by the Lender for the payment of the Obligations, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from another Borrower in respect of payments made by a Borrower hereunder until the Obligations have been irrevocably paid in full. References in this Agreement to amounts "irrevocably paid" or to "irrevocable payment" refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

            Each Borrower expressly agrees that its liabilities and obligations under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against another Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of such Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against the remaining Borrower.

            SECTION 8.7 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

            SECTION 8.8 CONSENT TO JURISDICTION. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWERS CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT

VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT A BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

            SECTION 8.9 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            Section 8.10 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

            Section 8.11 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation the Prior Credit Agreement, which is hereby terminated. Notwithstanding the taking of the Security Agreements under this Agreement, all prior security agreements from each Borrower to the Lender, and the security interests thereunder, remain in full force and effect and secure the indebtedness of the Borrowers hereunder. Each reference in any such security agreement to a credit agreement shall, as of the date hereof, be deemed a reference to this Agreement.

            Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       RIMAGE CORPORATION

                                       By    /s/ BERNARD P. ALDRICH
                                          --------------------------------------
                                             Bernard P. Aldrich, President & CEO

Borrower's Address:
7725 Washington Ave. S.
Edina, MN 55439


                                       A/G SYSTEMS, INC., d/b/a Duplication
                                       Technology

                                       By    /s/ BERNARD P. ALDRICH
                                          --------------------------------------
                                             Bernard P. Aldrich, President & CEO

Borrower's Address:
7725 Washington Ave. S.
Edina, MN 55439


                                       FIRST BANK NATIONAL ASSOCIATION

                                       By    RICHARD D. HARTMAN
                                          --------------------------------------
                                             Richard D. Hartman, Vice President

Lender's Address:
First Bank National Association
7001 France Ave. S.
Edina, MN 55435
Fax (612) 927-1268

                                                              EXHIBIT 2.3 (a) TO
                                                                CREDIT AGREEMENT

                                 REVOLVING NOTE


$5,000,000
                                                               December 31, 1997
                                                          Minneapolis, Minnesota

            FOR VALUE RECEIVED, RIMAGE CORPORATION, a Minnesota corporation, and A/G SYSTEMS, INC. d/b/a Duplication Technology hereby jointly and severally promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Lender") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in immediately available funds on the Maturity Date (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement including the Supplement thereto. The Maturity Date is June 30, 1998.

            This note is the Revolving Note referred to in the Credit Agreement dated as of December 31, 1997 (as the same may be hereafter from time to time amended, restated or modified, the "Credit Agreement") between the undersigned and the Lender. This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

            In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.




            THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                         RIMAGE CORPORATION

                                         By _______________________________
                                            Bernard P. Aldrich, President & CEO

                                         A/G SYSTEMS, INC. d/b/a Duplication
                                         Technology

                                         By _______________________________
                                            Bernard P. Aldrich, President & CEO

                                                              EXHIBIT 2.3 (b) TO
                                                                CREDIT AGREEMENT

                                    TERM NOTE


$1,650,000
                                                               December 31, 1997
                                                          Minneapolis, Minnesota

            FOR VALUE RECEIVED, RIMAGE CORPORATION, a Minnesota corporation, and A/G SYSTEMS, INC. d/b/a Duplication Technology hereby jointly and severally promise to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Lender") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in immediately available funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), the principal amount of ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,650,000), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time at the rates and times set forth in the Credit Agreement, including the Supplement thereto.

            The principal hereof is payable as follows: in equal consecutive monthly installments of $75,000 each commencing on the last day of January, 1998 and continuing on the last day of each month thereafter through September 30, 1999 and with one final payment in the amount of the entire remaining unpaid principal balance plus accrued and unpaid interest on October 31, 1999.

            This note may be prepaid in accordance with the provisions of the Credit Agreement, including the Supplement thereto.

            This note is the Term Note referred to in the Credit Agreement dated as of December 31, 1997 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") between the undersigned and the Lender. This note is secured and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

            In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

            THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                         RIMAGE CORPORATION

                                         By ______________________________
                                            Bernard P. Aldrich, President & CEO


                                         A/G SYSTEMS, INC., d/b/a Duplication
                                         Technology

                                         By ________________________
                                            Bernard P. Aldrich, President & CEO

                                                                   SCHEDULE 1 TO
                                                                CREDIT AGREEMENT

                           BORROWING BASE DEFINITIONS


            "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

            "Eligible Systems Group Inventory" means Inventory of the Borrowers (excluding Inventory of the Services Group) which meets the following requirements: (a) it is owned by a Borrower, is subject to a first priority perfected security interest in favor of the Lender, and is not subject to any assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing; (b) consists of raw materials or finished products (not including work in process and supplies); (c) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused; (d) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name; (e) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, obsolescence,quality and/or quantity; (f) it is not held by a Borrower for demonstration; and (g) the warranties, representations and covenants contained in any security agreement or other agreement of a Borrower with or given to the Lender relating directly or indirectly to a Borrower's Inventory are applicable to it without exception.

            "Eligible Services Group Inventory" means Inventory accounted for by the Borrowers as Inventory of the Services Group which meets the following requirements: (a) it is owned by a Borrower, is subject to a first priority perfected security interest in favor of the Lender, and is not subject to any assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing; (b) is located in the United States; (c) consists of raw materials (and excludes work in process and finished goods); (d) the Lender has determined in its sole and absolute discretion that it is not unacceptable due to age, type, category, obsolescence, quality and/or quantity; and (e) the warranties, representations and covenants contained in any security agreement or other agreement of a Borrower with or given to the Lender relating directly or indirectly to a Borrower's Inventory are applicable to it without exception.

            "Eligible Services Group Receivables" means all Receivables that meet all requirements of Eligible Systems Group Receivables except that they are owed to or are accounted for by the Borrowers as Receivables of the Services Group.

            "Eligible Systems Group Receivables" means the Receivables owned by the Borrowers, excluding Receivables owed to or that are accounted for by the Borrowers as Receivables of the Services Group, which are subject to a first priority perfected security interest in favor of the Lender and not subject to any assignment, claim or Lien other than the Lien in favor of the Lender and other Liens consented to by the Lender in writing, but excluding (a) Receivables which are not earned; (b) Receivables which are unpaid more than ninety (90) days after the original invoice date;

(c) Receivables owed by debtors 10% or more of whose Receivables owed are otherwise ineligible; (d) Receivables representing progress billings, or retainages, or for work covered by any payment or performance bond; (e) Receivables owed by Rimage Europe GmbH. and any of a Borrower's Affiliates; (f) Receivables owed by debtors not located in the United States; (g) Receivables as to which any warranty or representation contained in any security agreement or other agreement of a Borrower with or given to the Lender with respect to any such Receivable is untrue in any material respect; (h) Receivables as to which the account debtor has disputed liability, or made any claim with respect to any other Receivable due from such account debtor to a Borrower; (i) Receivables subject to setoff; (j) Receivables as to which the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, assigned any assets for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended business, become insolvent, or has had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; (k) Receivables owed by any government or government agency; (l) Receivables evidenced by a promissory note or other instrument; and (m) Receivables as to which the Lender believes that collection of any such Receivable is insecure or that any such Receivable may not be paid by reason of the account debtor's financial inability to pay.

            "Inventory" means any and all of the Borrowers goods, including, without limitation, goods in transit, wherever located which are or may at any time be leased by a Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in a Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to a Receivable, which are returned to and/or repossessed and/or stopped in transit by a Borrower, or the Lender, or at any time hereafter in the possession or under the control of a Borrower, or the Lender, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

            "Receivables" means each and every right to payment of Borrowers, whether such right to payment arises out of a sale or lease of goods by a Borrower or or other disposition of goods or other property of a Borrower, out of a rendering of services by a Borrower, out of a loan by a Borrower, out of damage to or loss of goods in the possession of a railroad or other carrier or any other bailee, out of overpayment of taxes or other liabilities of a Borrower, or which otherwise arises under any contract or agreement, or from any other cause, whether such right to payment now exists or hereafter arises and whether such right to payment is or is not yet earned by performance and howsoever such right to payment may be evidenced, together with all other rights and interest (including all liens and security interests) which a Borrower may at any time have by law or agreement against any account debtor (as defined in the Minnesota Uniform Commercial Code) or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; specifically (but without limitation), the term includes all present and future instruments, documents, chattel papers, accounts and contract rights of a Borrower.

                        SCHEDULE 6.3 TO CREDIT AGREEMENT

                              List of Indebtedness


Creditor                         Type                      Amount as of 11/30/97

7725 Washington Ave. Corp.       Cap. Bldg Lease           $1,045,307

Venture III                      Cap. Bldg Lease             $501,545

Phoenixcorp.                     Equipment Lease           $1,496,514

                                   SUPPLEMENT
                                       TO
                                CREDIT AGREEMENT
                        (Reference and Eurodollar Rates)

            THIS SUPPLEMENT, dated as of December 31, 1997, is entered into by and between RIMAGE CORPORATION and A/G SYSTEMS, INC., d/b/a Duplication Technology (collectively, the "Borrower") and FIRST BANK NATIONAL ASSOCIATION (the "Lender") and provides additional terms which are applicable to the Credit Agreement between the Borrower and the Lender of even date.

            Section S1. Defined Terms. Terms which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit. As used herein, the following terms shall have the following respective meanings:

            "Adjusted Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

            "Advance": Any portion of the outstanding Revolving Loan or Term Loan as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

            "Applicable Margin": With respect to:

                   (a) Reference Rate Advances: That percentage that will make the interest rate on the Reference Rate Advances on the first day such Advances are available equal to the interest rate on Advances that were Eurodollar Rate Advances on the last day Eurodollar Rate Advances were available. The Applicable Margin for Reference Rate Advances will be maintained throughout the period Reference Rate Advances are available. (Reference Rate Advances are available only if Eurodollar Rate Advances are no longer available as set forth in Sections S6 and S8 hereof).

                   (b) Eurodollar Rate Advances: 2.25%.

            "Applicable Term Margin": With respect to:

                   (a) Reference Rate Advances: That percentage that will make the interest rate on the Reference Rate Advances on the first day such Advances are available equal to the interest rate on Advances that were Eurodollar Rate Advances on the last day Eurodollar Rate Advances were available. The Applicable Margin for Reference Rate Advances will be maintained throughout the period Reference Rate Advances are available. (Reference Rate Advances are available only if Eurodollar Rate Advances are no longer available as set forth in Sections S6 and S8 hereof).


                   (b) Eurodollar Rate Advances: 2.50%.

            "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

            "Eurodollar Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

            "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Lender at such time based on such other published service of general application as shall be selected by the Lender for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Lender may determine the rate based on rates at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Lender to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

            "Eurodollar Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

            "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member Lender of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

            "Interest Period": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, four or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

                        (1) Any Interest Period that would otherwise end on a
            day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                        (2) Any Interest Period that begins on the last
            Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                        (3) Any Interest Period that would otherwise end after
            the Revolving Maturity Date shall end on the Revolving Maturity Date and any Interest Period that would otherwise end after the maturity of the Term Note shall end on the maturity date of the Term Note.

            "Reference Rate": The rate of interest from time to time publicly announced by the Lender as its "reference rate." The Lender may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under the Revolving Note which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

            "Reference Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Reference Rate. Reference Rate Advances are available only if Eurodollar Rate Advances are no longer allowed as per sections S6 and S8 of this Supplement.

            Section S2. Procedure for Advances. Any request for an Advance must be given so as to be received by the Lender not later than 2:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to the date of the requested Advance if the Advance is requested as a Eurodollar Rate Advance and not later than 2:00 p.m. on the date of the requested Advance if the Advance is requested as a Reference Rate Advance. Each request for an Advance shall specify
(i) the date of the Advance, (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $10,000 or, if more, an integral multiple thereof, (iii) whether such Advance is to be funded as a Reference Rate Advance or a Eurodollar Rate Advance (Reference Rate Advances are available only if Eurodollar Rate Advances are no longer available), and (iv) in the case of a Eurodollar Rate Advance, the duration of the initial Interest Period applicable thereto.

            Section S3. Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Advances as follows:

                   S3 (a) Each Eurodollar Rate Advance on the Revolving Loan shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

                   S3 (b) Each Reference Rate Advance on the Revolving Loan shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Margin.

                   S3 (c) Upon the happening of any Event of Default, each Advance on the Revolving Loan shall, at the option of the Lender, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Margin for Reference Rate Advances, plus (C) 2.0%.

                   S3 (d) Interest on the Revolving Loan shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Reference Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances on the Revolving Maturity Date; provided that interest under Section S3 (c) shall be payable on demand.

            Section S4. Interest Rates, Interest Payments and Default Interest on Term Loan. Interest shall accrue and be payable on the Advances on the Term Loan as follows:

                   S4 (a) Each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Term Margin.

                   S4 (b) Each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of
(i) the Reference Rate, plus (ii) the Applicable Term Margin.

                   S4 (c) Upon the happening of any Event of Default, each Advance shall, at the option of the Lender, bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Term Margin, plus (C) 2.0%.

                   S4 (d) Interest on the Term Loan shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Reference Rate Advance, on the last day of each month; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances on the maturity date of the Term Loan; provided that interest under Section S4 (c) shall be payable on demand.

            Section S5. Optional Prepayments. The Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum amount of $10,000 or, if more, an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Revolving Commitment in whole (and then only with respect to the Revolving Loan), the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Commitment in whole) or prepaid on Advances on the Revolving Loan under this Section S5 may be reborrowed upon the terms and subject to the conditions and limitations of the Credit Agreement. Amounts prepaid on the Term Loan may not be reborrowed.

            Section S6. Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, the Lender determines (which determination shall be conclusive and binding, absent error) that:

                        (a) deposits in dollars (in the applicable amount) are
            not being made available to the Lender in the relevant market for such Interest Period, or

                        (b) the Adjusted Eurodollar Rate will not adequately and
            fairly reflect the cost to the Lender of funding or maintaining Eurodollar Rate Advances for such Interest Period, the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances, as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

            Section S7. Increased Cost. If any Regulatory Change:

                        (a) shall subject the Lender to any tax, duty or other
            charge with respect to its Eurodollar Rate Advances, the Notes, its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to the Lender of the principal of or interest on Eurodollar Rate Advances or any other amounts due under this Agreement in respect of Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal office is located); or

                        (b) shall impose, modify or deem applicable any reserve,
            special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, the Notes or its obligation to make Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Revolving Note or the Term Note, then, within 30 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

            Section S8. Illegality. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Rate Advances, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Lender's notice, and upon such conversion the Borrower shall indemnify the Lender in accordance with Section S9.

            Section S9. Funding Losses; Eurodollar Rate Advances. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section S2 or S3, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section S8, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

            Section S10. Discretion of Lender as to Manner of Funding. The Lender shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section S9, but excluding determinations that the Lender may elect to make from the Reuters screen) shall be made as if the Lender had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

                                         RIMAGE CORPORATION

                                         By
                                            ------------------------------------
                                             Bernard P. Aldrich, President & CEO

                                         A/G SYSTEMS, INC., d/b/a Duplication
                                         Technology

                                         By
                                            ------------------------------------
                                             Bernard P. Aldrich, President & CEO


                                         FIRST BANK NATIONAL ASSOCIATION

                                         By
                                            ------------------------------------
                                             Richard D. Hartman, Vice President

                      CERTIFICATE OF ASSISTANT SECRETARY OF
                               RIMAGE CORPORATION


I, James L. Reissner, hereby certify to First Bank National Association that I am the Assistant Secretary of Rimage Corporation, a Minnesota corporation (the "Company") and that the following resolutions have been duly adopted by the Board of Directors of the Company in a manner authorized by the laws of the State of Minnesota:

                        "WHEREAS, the Company wishes to borrow money from First
            Bank National Association (the "Lender"), and for that purpose intends to enter into a Credit Agreement with the Lender.

                        RESOLVED, the Company shall enter into a Credit
            Agreement with the Lender under which the Company and A/G Systems, Inc., d/b/a Duplication Technology may obtain revolving loans up to $5,000,000 in aggregate amount and a Term Loan of $1,650,000; and the President and CEO or the Assistant Secretary of the Company is hereby authorized at any time and from time to time to execute and deliver to the Lender such Credit Agreement and any promissory notes, security agreements, mortgages, subordination agreements, pledge agreements, assignments of life insurance, reimbursement agreements, or amendments to any of the foregoing as may be contemplated or required pursuant to such Credit Agreement or otherwise, all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer's execution and delivery of such Credit Agreement and any such related documents and instruments).

                        FURTHER RESOLVED, that the President and CEO or the
            Assistant Secretary of the Company is hereby authorized at any time and from time to time to sell, assign, transfer, mortgage, create security interests in and pledge to the Lender the real property, goods, instruments, documents, securities, chattel paper, accounts, contract rights and other intangibles and any other property now owned or hereafter acquired by the Company, either absolutely for such consideration as such officer may determine to be appropriate or as security for the payment or performance of any or all debts, liabilities and obligations of every type and description now or at any time hereafter owed to the Lender by the Company, on such terms as such officer may approve, and to do such other acts or things in connection therewith or pursuant thereto as such officer may determine to be appropriate (such determination and approval to be established conclusively by the instrument executed or action taken by such officer).

                        FURTHER RESOLVED, it is hereby acknowledged that each
            and every note, guaranty, security agreement and other instrument made pursuant to the foregoing resolutions is and will be made and given for the corporate purposes of this Company.

                        FURTHER RESOLVED, the Secretary or Assistant Secretary
            shall certify to the Lender the names and signatures of the persons who presently are duly elected, qualified and acting as the officers authorized to act under the foregoing resolutions, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, immediately certify to the Lender the names and signatures of the persons then authorized to sign or to act; the Lender shall be fully protected in relying on such certificates and on the obligation of the Secretary or an Assistant Secretary immediately to certify to the Lender any change in any fact certified, and the Lender shall be indemnified and saved harmless by the Company from any and all claims, demands, expenses, costs and damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer whose name and signature was so certified, or refusing to honor any signature or authority not so certified."

I further certify that the foregoing resolutions have not been amended or revoked and are in full force and effect on the date hereof.

I further certify that the Board of Directors of the Company has, and at the time of adoption of the foregoing resolutions had, full power and lawful authority to adopt the foregoing resolutions and to confer the powers therein granted upon the officers designated, and that such officers have full power and authority to exercise the same.

I further certify that the officers whose names appear below have been duly elected to and now hold the offices in the Company set forth opposite their respective names and that the signature appearing opposite the name of each of such officer is authentic and official:

      Name                          Title                   Specimen Signature

Bernard P. Aldrich           President & CEO               ____________________

James L. Reissner            Assistant Secretary           ____________________





I further certify that shareholder approval of the foregoing resolutions is not required and said resolutions are effective and binding on the Company without approval by its shareholders.

I further certify that the Articles of Incorporation and bylaws of the Company have not been amended or modified since the same were last certified to the Lender.

Dated December 31, 1997


                                             ------------------------
                                             Assistant Secretary

------------------------------
Attest by President & CEO

                      CERTIFICATE OF ASSISTANT SECRETARY OF
                                A/G SYSTEMS, INC.


I, James L. Reissner , hereby certify to First Bank National Association that I am the Assistant Secretary of A/G Systems, Inc. (the "Company") and that the following resolutions have been duly adopted by the Board of Directors of the Company in a manner authorized by the laws of the State of the Company's incorporation:

                        "WHEREAS, the Company wishes to borrow money from First
            Bank National Association (the "Lender"), and for that purpose intends to enter into a Credit Agreement with the Lender.

                        RESOLVED, the Company shall enter into a Credit
            Agreement with the Lender under which the Company and its affiliate Rimage Corporation may obtain revolving loans up to $5,000,000 in aggregate amount and a Term Loan of $1,650,000; and the President and CEO or the Assistant Treasurer of the Company is hereby authorized at any time and from time to time to execute and deliver to the Lender such Credit Agreement and any promissory notes, security agreements, mortgages, subordination agreements, pledge agreements, assignments of life insurance, reimbursement agreements, or amendments to any of the foregoing as may be contemplated or required pursuant to such Credit Agreement or otherwise, all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer's execution and delivery of such Credit Agreement and any such related documents and instruments).

                        FURTHER RESOLVED, that the President and CEO or the
            Assistant Secretary of the Company is hereby authorized at any time and from time to time to sell, assign, transfer, mortgage, create security interests in and pledge to the Lender the real property, goods, instruments, documents, securities, chattel paper, accounts, contract rights and other intangibles and any other property now owned or hereafter acquired by the Company, either absolutely for such consideration as such officer may determine to be appropriate or as security for the payment or performance of any or all debts, liabilities and obligations of every type and description now or at any time hereafter owed to the Lender by the Company, on such terms as such officer may approve, and to do such other acts or things in connection therewith or pursuant thereto as such officer may determine to be appropriate (such determination and approval to be established conclusively by the instrument executed or action taken by such officer).

                        FURTHER RESOLVED, it is hereby acknowledged that each
            and every note, guaranty, security agreement and other instrument made pursuant to the foregoing resolutions is and will be made and given for the corporate purposes of this Company.

                        FURTHER RESOLVED, the Secretary or Assistant Secretary
            shall certify to the Lender the names and signatures of the persons who presently are duly elected, qualified and acting as the officers authorized to act under the foregoing resolutions, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, immediately certify to the Lender the names and signatures of the persons then authorized to sign or to act; the Lender shall be fully protected in relying on such certificates and on the obligation of the Secretary or an Assistant Secretary immediately to certify to the Lender any change in any fact certified, and the Lender shall be indemnified and saved harmless by the Company from any and all claims, demands, expenses, costs and damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer whose name and signature was so certified, or refusing to honor any signature or authority not so certified."

I further certify that the foregoing resolutions have not been amended or revoked and are in full force and effect on the date hereof.

I further certify that the Board of Directors of the Company has, and at the time of adoption of the foregoing resolutions had, full power and lawful authority to adopt the foregoing resolutions and to confer the powers therein granted upon the officers designated, and that such officers have full power and authority to exercise the same.

I further certify that the officers whose names appear below have been duly elected to and now hold the offices in the Company set forth opposite their respective names and that the signature appearing opposite the name of each of such officer is authentic and official:

      Name                          Title                   Specimen Signature

Bernard P. Aldrich           President & CEO               ____________________

James L. Reissner            Assistant Secretary           ____________________





I further certify that shareholder approval of the foregoing resolutions is not required and said resolutions are effective and binding on the Company without approval by its shareholders.

I further certify that attached hereto as Exhibits A and B, respectively, are true, correct and complete copies of the Articles of Incorporation and bylaws of the Company, including all amendments thereto.

Dated December 31, 1997


                                             ------------------------
                                             Assistant Secretary

------------------------------
Attest by President & CEO